INDEPENDENT AUDITORS' REPORT ON INTERNAL ACCOUNTING CONTROL

To Board of Trustees and Shareholders of
Wells Fargo Funds Trust:

In planning and performing our audit of the financial statements of the Asset Allocation Fund, Diversified Equity Fund, Diversified Small Cap Fund, Equity Income Fund, Equity Index Fund, Equity Value Fund, Growth Fund, Growth Balanced Fund, Growth Equity Fund, Index Fund, Index Allocation Fund, International Equity Fund, Large Cap Appreciation Fund, Large Company Growth Fund, Mid-Cap Growth Fund, Moderate Balanced Fund, OTC Growth Fund, SIFE Specialized Financial Services Fund, Small Cap Growth Fund, Small Cap Opportunities Fund, Small Company Growth Fund, Small Company Value Fund, Specialized Health Sciences Fund, Specialized Technology Fund, Strategic Growth Allocation Fund, and Strategic Income Fund, twenty-six portfolios of the Wells Fargo Funds Trust, for the year or period ended September 30, 2002, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Wells Fargo Funds Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or irregularities may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of September 30, 2002.

This report is intended solely for the information and use of management, the Board of Trustees of Wells Fargo Funds Trust, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ KPMG LLP

San Francisco, California
November 8, 2002